UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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KCAP Financial, Inc.

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KCAP Financial, Inc. (the “Company”) (KCAP) reconvened its special meeting of stockholders (the “Special Meeting”) today.

At the reconvened special meeting, stockholders considered and approved a proposal authorizing the Company to issue shares upon conversion of the Company’s 8.75% Convertible Senior Notes due 2016 into more than 20% of its common stock outstanding under applicable Nasdaq listing rules.

In addition, the Company adjourned the meeting again to allow additional time for stockholders to vote on one remaining proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock at a price below the then current net asset value per share of such stock. Of the votes that were cast prior to today’s meeting, approximately 75% were voted in favor of the proposal authorizing the sale of shares of common stock, however the proposal also requires the affirmative vote of the non-affiliated issued and outstanding shares of the Company’s common stock, which includes more than 15 million shares that remain unvoted. The adjournment will allow for additional stockholders to vote on this proposal. The special meeting will reconvene on August 9, 2013 at 10:00 a.m., Eastern Time, at Company offices, 295 Madison Avenue, 6th Floor, New York, New York 10017.

“We are encouraged by the favorable support that we have received to date from our stockholders who have voted in favor of all of the proposals recommended by the Board of Directors as described in our proxy,” stated Dayl W. Pearson, CEO of KCAP Financial, Inc. “Given the importance of the remaining proposal, we want to make sure that all stockholders have sufficient time to vote their preferences. We encourage stockholders who have not yet executed a proxy to do so. This will help save us further solicitation costs on the proposal and ensure that their positions are represented.”

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the remaining proposal. Stockholders who have already voted need not submit another vote unless they wish to change their vote. Stockholders who wish to vote may do so by calling Alliance Advisors at 1-877-777-8133, Mon- Fri from 9am-10pm ET.

KCAP Financial, Inc.’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from the Company’s website at www.kcapfinancial.com. Only stockholders who held the Company’s common stock as of the record date of April 26, 2013 are eligible to vote.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

KCAP Financial, Inc.’s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

Contact:

KCAP Financial, Inc.

Denise Rodriguez, Investor Relations

(212) 455-8300

info@kcapfinancial.com